EXHIBIT (10-21)

The Procter & Gamble 2009 Stock and Incentive Compensation Plan

The Procter & Gamble Company
Executive Offices
1 Procter & Gamble Plaza
Cincinnati, OH 45202-3315
www.pg.com

October 11, 2011

To: Participants in The Procter & Gamble 2009 Stock and Incentive Compensation Plan

This document provides a copy of The Procter & Gamble 2009 Stock and Incentive Compensation Plan followed by important Additional Information. Please save this with your stock option materials.

Corporate Secretary
The Procter & Gamble Company

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

P&G Rewards of Leadership

The Procter & Gamble 2009 Stock and Incentive Compensation Plan

ARTICLE A -- Purpose.

The purposes of The Procter & Gamble 2009 Stock and Incentive Compensation Plan (the "Plan") are to strengthen the alignment of interests between those employees of The Procter & Gamble Company (the "Company") and its subsidiaries who are largely responsible for the success of the business (the “Participants”) and the Company's shareholders through ownership behavior and the increased ownership of shares of the Company's common stock (the “Common Stock”), and to encourage the Participants to remain in the employ of the Company and its subsidiaries. This will be accomplished through the granting of options to purchase shares of Common Stock, the granting of performance related awards, the payment of a portion of the Participants' remuneration in shares of Common Stock, the granting of deferred awards related to the increase in the price of Common Stock, and the granting of restricted stock units (“RSUs”) or other awards that are related to the price of Common Stock.

ARTICLE B -- Administration.

1.    The Plan shall be administered by the Compensation & Leadership Development Committee (the "Committee") of the Board of Directors of the Company (the "Board"), or such other committee as may be designated by the Board. The Committee shall consist of not fewer than three (3) members of the Board who are "Non-Employee Directors" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act") to be appointed by the Board from time to time and to serve at the discretion of the Board. They shall also have been deemed independent by the Board under the Company’s independence guidelines and the applicable national securities exchange which serves as the principal trading market for the Common Stock. The Committee may establish such regulations, provisions, and procedures within the terms of the Plan as, in its opinion, may be advisable for the administration and operation of the Plan, and may designate the Secretary of the Company or other employees of the Company to assist the Committee in the administration and operation of the Plan and may grant authority to such persons to execute documents on behalf of the Committee. The Committee shall report on the administration of the Plan as requested by the Board.

2.    Subject to the express provisions of the Plan, the Committee shall have authority: to grant nonstatutory and incentive stock options; to grant stock appreciation rights either freestanding or in tandem with simultaneously granted stock options; to grant Performance Awards (as defined in Article J); to award a portion of a Participant's remuneration in shares of Common Stock subject to such conditions or restrictions, if any, as the Committee may determine; to award RSUs or other awards that are related to the price of Common Stock; to determine all the terms and provisions of the respective stock option, stock appreciation right, stock award, RSU, or other award agreements including setting the dates when each stock option or stock appreciation right or part thereof may be exercised and determining the conditions and restrictions, if any, of any shares of Common Stock acquired through the exercise of any stock option; to provide for special terms for any stock options, stock appreciation rights, stock awards, RSUs or other awards granted to Participants who are foreign nationals or who are employed by the Company or any of its subsidiaries outside of the United States of America in order to fairly accommodate for differences in local law, tax policy or custom and to approve such supplements to or amendments, restatements or alternative versions of the Plan as the Committee may consider necessary or appropriate for such purposes (without affecting the terms of the Plan for any other purpose); and to make all other determinations it deems necessary or advisable for administering the Plan. In addition, at the time of grant the Committee shall have the further authority to:

(a)    waive the provisions of Article F, Paragraph 1(a), 1(b) and 1(c);

(b)    waive the provisions of Article G, Paragraph 9(a) and 9(b);and

(c)    impose conditions in lieu of those set forth in Article G, Paragraphs 7, 8, 9 and 11 for nonstatutory stock options, incentive stock options and stock appreciation rights which do not increase or extend the rights of the Participant.

ARTICLE C -- Participation.

The Committee shall select as Participants those employees of the Company and its subsidiaries who, in the opinion of the Committee, have demonstrated a capacity for contributing in a substantial manner to the success of such companies.

ARTICLE D -- Limitation on Number of Shares Available Under the Plan.

1.    Unless otherwise authorized by the shareholders, or as provided in this Article D or Article K of the Plan, the maximum aggregate number of shares available for award under the Plan shall be the sum of:

(a)    160,000,000 new shares; and
(b)    the shares previously authorized but not awarded under The Procter & Gamble 2001 Stock and Incentive Compensation Plan and The Gillette Company 2004 Long-Term Incentive Plan, in each case, as of the date on which the Plan is approved by shareholders (e.g., approximately 181,113,260 shares in total).

2.    In addition to the shares authorized for award by Paragraph 1 of this Article D, any shares awarded under the Plan, or any of the following plans, that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares, are settled in cash in lieu of shares, or are exchanged with the Committee’s permission prior to the issuance of shares, for awards not involving shares, shall be available for award under the Plan:

(a)    The Procter & Gamble 1992 Stock Plan;
(b)    The Procter & Gamble 1992 Stock Plan (Belgian Version);
(c)    The Procter & Gamble Future Shares Plan;
(d)    The Procter & Gamble 2001 Stock and Incentive Compensation Plan;
(e)    The Gillette Company 1971 Stock Option Plan; and
(f)    The Gillette Company 2004 Long-Term Incentive Plan.

Any shares that become available for award under this Article D, Paragraph 2 shall be added back to the aggregate shares available using the ratio set forth in Article D, Paragraphs 3(a) and 3(b) below (e.g., one for one for stock options and stock appreciation rights and 2.88 shares for each share awarded for all other awards).

3.    Solely for purposes of calculating the number of shares remaining available for grant under this Article D:

(a)    all stock options and stock appreciation rights awards shall be counted on a one for one basis;
(b)    all full value awards under the Plan to be settled in shares shall be counted as 2.88 shares for each share awarded;
(c)    )except as otherwise noted in this Article D, Paragraph 4 below, only shares issued by the Company shall be counted against the number of shares available; and
(d)    “shares issued” shall include all shares delivered pursuant to the Plan, all shares tendered, exchanged or withheld to cover option costs and/or taxes, and all shares underlying an award of stock appreciation rights once such stock appreciation rights are exercised.

4.    Shares that were subject to a stock option or stock-settled stock appreciation right and were not issued upon the net settlement or net exercise of such stock option or stock appreciation right may not again be made available for issuance under the Plan.

5.    Notwithstanding anything to the contrary contained herein, shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options shall not be added to the shares available for award under Article D, Paragraph 1 above.

6.    Subject to the provisions of Article K and Article L, and notwithstanding anything else herein to the contrary, without affecting the number of shares reserved or available hereunder the Committee may authorize the issuance or assumption of benefits under the Plan in connection with any merger, consolidation acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Sections 162(m), 409A, 422 and 424 of the Internal Revenue Code (“Code”) as and where applicable.

ARTICLE E -- Shares Subject to Use Under the Plan.

1.    The shares to be delivered by the Company upon exercise of stock options or stock appreciation rights shall be determined by the Committee and may consist, in whole or in part, of authorized but unissued shares or treasury shares. In the case of redemption of stock appreciation rights by one of the Company's subsidiaries, such shares shall be shares acquired by that subsidiary.

2.    For purposes of the Plan, restricted or unrestricted stock awarded or issued following settlement of RSUs under the terms of the Plan shall be authorized but unissued shares, treasury shares, or shares acquired in the open market by the Company or a subsidiary, as determined by the Committee.

ARTICLE F -- Restrictions & Covenants.

1.    In addition to such other conditions as may be established by the Committee, in consideration of the granting of an award under the terms of the Plan, each Participant agrees as follows:

(a)    The right to exercise any stock option or stock appreciation right shall be conditional upon certification by the Participant at time of exercise that the Participant intends to remain in the employ of the Company or one of its subsidiaries for at least one (1) year following the date of the exercise of the stock option or stock appreciation right (provided that termination of employment due to Retirement or Special Separation shall not constitute a breach of such certification).

(b)    In order to better protect the goodwill of the Company and its subsidiaries and to prevent the disclosure of the Company's or its subsidiaries' trade secrets and confidential information and thereby help ensure the long-term success of the business, the Participant, without prior written consent of the Company, will not engage in any activity or provide any services, whether as a director, manager, supervisor, employee, adviser, consultant or otherwise, for a period of three (3) years following the date of the Participant's termination of employment with the Company, in connection with the manufacture, development, advertising, promotion, or sale of any product which is the same as or similar to or competitive with any products of the Company or its subsidiaries (including both existing products as well as products known to the Participant, as a consequence of the Participant's employment with the Company or one of its subsidiaries, to be in development):

(i)    with respect to which the Participant's work has been directly concerned at any time during the two (2) years preceding termination of employment with the Company or one of its subsidiaries or

(ii)    with respect to which during that period of time the Participant, as a consequence of the Participant's job performance and duties, acquired knowledge of trade secrets or other confidential information of the Company or its subsidiaries.

For purposes of this Paragraph (b), it shall be conclusively presumed that Participants have knowledge of information they were directly exposed to through actual receipt or review of memos or documents containing such information, or through actual attendance at meetings at which such information was discussed or disclosed.

(c)    To better protect the Company’s investment in its employees and to ensure the long-term success of the business, the Participant, without prior written consent of the Company, will not attempt directly or indirectly to induce any employee of the Company or its affiliates or subsidiaries to be employed or perform services elsewhere or attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company or its affiliates or subsidiaries.

(d)    Because a main purpose of the Plan is to strengthen the alignment of interests between employees of the Company (including all affiliates and subsidiaries) and its shareholders to ensure the continued success of the Company, the Participant will not take any action that is significantly contrary to the best interests of the Company or its affiliates or subsidiaries. For purposes of this paragraph, an action taken “significantly contrary to the best interests of the Company or its affiliates or subsidiaries” includes without limitation any action taken or threatened by the Participant that the Committee determines has, or is reasonably likely to have, a significant adverse impact on the reputation, goodwill, stability, operation, personnel retention and management, or business of the Company or any affiliate or subsidiary.

(e)    The provisions of this Article F are not in lieu of, but are in addition to the continuing obligation of the Participant (which Participant acknowledges by accepting any award under the Plan) to not use or disclose the Company's or its subsidiaries' trade secrets and confidential information known to the Participant until any particular trade secret or confidential information becomes generally known (through no fault of the Participant), whereupon the restriction on use and disclosure shall cease as to that item. Information regarding products in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company or one of its subsidiaries is considering for broader use, shall not be deemed generally known until such broader use is actually commercially implemented. As used in this Article F, "generally known" means known throughout the domestic U. S. industry or, in the case of Participants who have job responsibilities outside of the United States, the appropriate foreign country or countries' industry.

(f)    By acceptance of any award granted under the terms of the Plan, the Participant acknowledges that if the Participant were, without authority, to use or disclose the Company's or any of its affiliates’ or subsidiaries' trade secrets or confidential information or threaten to do so, the Company or one of its subsidiaries would be entitled to injunctive and other appropriate relief to prevent the Participant from doing so. The Participant acknowledges that the harm caused to the Company by the breach or anticipated breach of this Article F is by its nature irreparable because, among other things, it is not readily susceptible of proof as to the monetary harm that would ensue. The Participant consents that any interim or final equitable relief entered by a court of competent jurisdiction shall, at the request of the Company or one of its subsidiaries, be entered on consent and enforced by any court having jurisdiction over the Participant, without prejudice to any rights either party may have to appeal from the proceedings which resulted in any grant of such relief.

(g)    If any of the provisions contained in this Article F shall for any reason, whether by application of existing law or law which may develop after the Participant's acceptance of an award under the Plan be determined by a court of competent jurisdiction to be overly broad as to scope of activity, duration, or territory, the Participant agrees to join the Company or any of its subsidiaries in requesting such court to construe such provision by limiting or reducing it so as to be enforceable to the extent compatible with then applicable law. If any one or more of the terms, provisions, covenants, or restrictions of this Article F shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions of this Article F shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

2.    The Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid or deferred awards at any time if the Participant is not in compliance with all terms and conditions set forth in the Plan. By acceptance of any award granted under the terms of the Plan, Participant acknowledges that the remedies outlined in this Paragraph 2 and in Paragraph 3 below are in addition to any remedy the Company or any affiliate or subsidiary may have at law or in equity, including without limitation injunctive and other appropriate relief.

3.    Upon exercise, payment or delivery of an award, the Participant shall certify in a manner acceptable to the Company that he or she has complied with the terms and conditions of the Plan. In the event a Participant fails to comply with any provision in this Article F, the Participant shall repay to the Company the net proceeds of any exercises, payments or deliveries of awards which occur at any time after the earlier of the following two dates: (a) the date three years immediately preceding any such violation; or (b) the date 6 months prior to the Participant’s termination of employment with the Company. The Participant shall repay to the Company the net proceeds in such manner and on such terms and conditions as may be required by the Company, and the Company shall be entitled to set-off against the amount of any such net proceeds any amount owed to the Participant by the Company, to the extent that such set-off is not inconsistent with Section 409A of the Code. For purposes of this paragraph, net proceeds shall mean (1) for each stock option or stock appreciation right exercise, the difference between the exercise price and the greater of (i) the price of Common Stock on the date of exercise or (ii) the amount realized upon the disposition of the underlying shares, less any applicable taxes withheld by the Company; (2) for RSUs, the greater of (i) the number of net shares delivered to Participant multiplied by the closing price of Common Stock on the date of delivery or (ii) the amount realized upon the disposition of the number of net shares delivered, less any applicable taxes withheld by the Company; and (3) for restricted stock, the greater of (i) the number of net shares retained by, or delivered to, Participant after any restrictions lapse multiplied by the closing price of Common Stock on the date the restrictions lapse or (ii) the amount realized upon the disposition of the number of net shares delivered, less any applicable taxes withheld by the Company.

4.    The fact that a Participant has been granted an award under the Plan shall not limit the right of the employer to terminate the Participant's employment at any time.

5.     The Company reserves the right from time to time to suspend the exercise of any stock option or stock appreciation right, the delivery of any shares or the settlement of any RSUs, where such suspension is deemed by the Company as necessary or appropriate for corporate purposes. No such suspension shall extend the life of the stock option or stock appreciation right beyond its expiration date, and in no event will there be a suspension in the five (5) calendar days immediately preceding the expiration date.

6.    The Committee may require any Participant to accept any award under the Plan and/or to exercise any stock options or stock appreciation rights by means of electronic signature.

ARTICLE G -- Stock Options and Stock Appreciation Rights.

1.    All stock options and stock appreciation rights granted hereunder shall have a maximum life of no more than ten (10) years from the date of grant.

2.    No stock options or stock appreciation rights shall be exercisable within one (1) year from their date of grant, except in the case of the death of the Participant.

3.    The exercise price for all stock options and stock appreciation rights shall be established by the Committee at the time of their grant and shall be not less than one hundred percent (100%) of the fair market value of the Common Stock on the date of grant.

4.    The maximum number of shares with respect to which stock options or stock appreciation rights may be granted to any Participant in any calendar year shall not exceed 2,000,000 shares.

5.    If the Committee grants incentive stock options, all such stock options shall contain such provisions as permit them to qualify as "incentive stock options" within the meaning of Section 422 of the Code, as may be amended from time to time.

6.     The maximum number of shares that may be issued as incentive stock options under the Plan shall be the aggregate number of shares available for award under Article D. The aggregate fair market value (determined at the time when the incentive stock option is exercisable for the first time by a Participant during any calendar year) of the shares for which any Participant may be granted incentive stock options under the Plan and all other stock option plans of the Company and its subsidiaries in any calendar year shall not exceed $100,000 (or such other amount as reflected in the limits imposed by Section 422(d) of the Code, as it may be amended from time to time).

7.    Unless a transfer has been duly authorized by the Committee pursuant to Article G, Paragraph 8 below, during the lifetime of the Participant, stock options and stock appreciation rights may be exercised only by the Participant personally, or, in the event of the legal incompetence of the Participant, by the Participant's duly appointed legal guardian and are not transferable other than by will or by the laws of descent and distribution. For the purpose of exercising stock options or stock appreciation rights after the death of the Participant:

(a) the persons to whom the stock options or stock appreciation rights have been transferred by will or the laws of descent and distribution shall have the privilege of exercising remaining stock options, stock appreciation rights or parts thereof, whether or not exercisable on the date of death of such Participant, at any time prior to the expiration date of the stock options or stock appreciation rights; and

(b)    the duly appointed executors and administrators of the estate of the deceased Participant shall have the same rights and obligations with respect to the stock options and stock appreciation rights as legatees or distributees would have after distribution to them from the Participant's estate.

8.    The Committee may authorize the transfer of stock options and stock appreciation rights upon such terms and conditions as the Committee may require; provided, however, that no stock option or stock appreciation right may be sold by a Participant without shareholder approval. Such transfer shall become effective only upon the Committee’s complete satisfaction that the proposed transferee has strictly complied with such terms and conditions, and both the original Participant and the transferee shall be subject to the same terms and conditions hereunder as the original Participant.

9.    In the event that a Participant ceases to be an employee of the Company or any of its subsidiaries while holding an unexercised stock option or stock appreciation right:

(a)    Any unexercisable portions thereof are then void, except in the case of: (1) death of the Participant; (2) Retirement or Special Separation where the participant is employed through June 30th following the date the options were granted; or (3) any option as to which the Committee has waived, at the time of grant, the provisions of this Article G, Paragraph 9(a).

(b)    Any exercisable portions thereof are then void, except in the case of: (1) death of the Participant; (2) Retirement or Special Separation; or (3) any option as to which the Committee has waived, at the time of grant, the provisions of this Article G, Paragraph 9(b).

The definitions of “Special Separation” and “Retirement” are set forth in Article L, Paragraphs 5 and 6 of the Plan, respectively.

10.    For purposes of this Article G, Paragraph 10 of the Plan, an employee on a leave of absence shall not be deemed to have “ceased to be an employee of the Company or any of its subsidiaries” during that time. Leave of absence means any period of time away from work granted to any employee by his or her employer because of illness, injury, or other reasons satisfactory to the employer.

11.    Upon the exercise of stock appreciation rights, the Participant shall be entitled to receive a redemption differential for each such stock appreciation right which shall be the difference between the then fair market value of one share of Common

Stock and the exercise price of one stock appreciation right then being exercised. In the case of the redemption of stock appreciation rights by a subsidiary of the Company not located in the United States, the redemption differential shall be calculated in United States dollars and converted to the appropriate local currency on the exercise date. As determined by the Committee, the redemption differential may be paid in cash, Common Stock to be valued at its fair market value on the date of exercise, any other mode of payment deemed appropriate by the Committee or any combination thereof.

12.    With respect to stock options granted in tandem with stock appreciation rights, the exercise of either such stock options or such stock appreciation rights will result in the simultaneous cancellation of the same number of tandem stock appreciation rights or stock options, as the case may be.

13.    Except as permitted by Article K or as otherwise authorized by shareholders, no stock option or stock appreciation right shall be amended to reduce the exercise price or cancelled in exchange for cash, other awards or stock options or stock appreciation rights having a lower exercise price without the prior approval of the shareholders of the Company. This Article G, Paragraph 13 is intended to prohibit the re-pricing of “underwater” stock options and stock appreciation rights and shall not be construed to prohibit the adjustments permitted under Article K of the Plan.

14.    No dividends or dividend equivalents shall be awarded under the Plan for any stock options or stock appreciation rights.

ARTICLE H -- Payment for Stock Options and Tax Withholding for All Awards.

Upon the exercise of a stock option, payment in full of the exercise price shall be made by the Participant. As determined by the Committee, the stock option exercise price may be paid by the Participant either in cash, shares of Common Stock valued at their fair market value on the date of exercise, a combination thereof, or such other method as determined by the Committee. In addition to payment of the exercise price, the Committee may authorize the Company to charge a reasonable administrative fee for the exercise of any stock option. Furthermore, to the extent the Company is required to withhold federal, state, local or foreign taxes in connection with any Participant’s stock option or stock appreciation right exercise or the lapse of restrictions on, or delivery of shares pursuant to, any Participant’s award of shares of Common Stock or RSUs, the Committee may require the Participant to make such arrangements as the Company may deem necessary for the payment of such taxes required to be withheld (including, without limitation, relinquishment of a portion of such stock options, the proceeds received by the Participant in a simultaneous exercise and sale of stock during a “cashless” exercise, or the RSUs or shares of Common Stock subject to such restrictions). Notwithstanding any action taken by the Company with respect to any income tax, social insurance, payroll tax, or other tax, the acceptance of an award under the Plan represents the Participant’s acknowledgement that the ultimate liability for any such tax owed by the Participant is and remains the Participant’s responsibility, and that the Company makes no representations about the tax treatment of any award, and does not commit to structure any aspect of the award to reduce or eliminate a Participant’s tax liability. In no event, however, shall the Committee be permitted to require payment from a Participant in excess of the maximum required tax withholding rates.

ARTICLE I -- Grant of Unrestricted Stock, Restricted Stock or RSUs.

The Committee may grant Common Stock or RSUs to Participants under the Plan subject to such conditions or restrictions, if any, as the Committee may determine. Unless the grant materials for an award made under this Article I, including any statements of terms and conditions accompanying such award, state specifically to the contrary, the restrictions and covenants set forth in Article F shall apply to all such awards.

ARTICLE J -- Performance Related Awards.

1.    The Committee, in its discretion, may establish performance goals for selected Participants and authorize the granting of cash, stock options, stock appreciation rights, Common Stock, RSUs or other awards that are related to the price of Common Stock, other property, or any combination thereof (“Performance Awards”) to such Participants upon achievement of such established performance goals during a specified time period (the “Performance Period”). The Committee, in its discretion, shall determine the Participants eligible for Performance Awards, the performance goals to be achieved during each Performance Period, the amount of any Performance Awards to be paid, and the method of payment for any Performance Awards. Performance Awards may be granted either alone or in addition to other grants made under the Plan.

2.    Notwithstanding the foregoing, any Performance Awards granted under this Article to any Participant subject to the restrictions set forth in Section 162(m) of the Code, other than stock options and stock appreciation rights that would otherwise qualify as performance-based compensation under Section 162(m) without the restrictions of this Article J, Paragraph 2, shall comply with all of the following requirements:

(a)    Each award shall specify the specific performance objectives (the “Performance Objectives”) which, if achieved, will result in payment of the Performance Award. The Performance Objectives may be described in terms of Company-wide objectives that are related to the individual Participant or objectives that are related to a subsidiary, division, department, region, function or business unit of the Company in which the Participant is employed, and may consist of one or more or any combination of the following criteria: stock price, market share, sales revenue, organic sales growth, cash flow, cash flow efficiency, earnings per share, return on equity, total shareholder return, gross margin, stock price growth measures, operating total shareholder return, net earnings or net income (before or after taxes), return on assets or capital, earnings (before or after interest, taxes, depreciation and/or amortization), operating income, operating margin, acquisition integration metrics, economic value added, and/or costs. The Performance Objectives may be made relative to the performance of other corporations. While the Committee may, in its discretion, change or modify the performance criteria used to calculate a Performance Award, all criteria used must be drawn from the above list and otherwise be valid performance criteria for purposes of Section 162(m) of the Code. The Committee may not change the criteria or Performance Objectives for any Performance Period that has already been approved by the Committee. The Committee may cancel a Performance Period or replace a Performance Period with a new Performance Period, provided that any such cancellation or replacement shall not cause the Performance Award to fail to meet the requirements of Section 162(m) of the Code.

(b)    Each award shall specify the minimum level of achievement required by the Participant relative to the Performance Objectives to qualify for a Performance Award. In doing so, the award shall establish a formula for determining the percentage of the Performance Award to be awarded if performance is at or above the minimum level, but falls short of full achievement of the specified Performance Objectives. Each award may also establish a formula for determining an additional award above and beyond the Performance Award to be granted to the Participant if performance is at or above the specified Performance Objectives. Such additional award shall also be established as a percentage of the Performance Award. The Committee may decrease a Performance Award as determined by the Performance Objectives, but in no case may the Committee increase any Performance Award as determined by the Performance Objectives.

(c)    The maximum Performance Award that may be granted to any Participant for any one-year Performance Period shall not exceed $20,000,000 or 400,000 shares of Common Stock (the “Annual Maximum”). The maximum Performance Award that may be granted to any Participant for a Performance Period greater than one year shall not exceed the Annual Maximum multiplied by the number of full years in the Performance Period.

(d)    In the event an award intended to comply with Section 162(m) of the Code, all terms of the award and any accompanying Committee action shall be interpreted in a manner that results in the award complying with that section, and, to the extent a Plan term or Committee action is inconsistent with Section 162(m), the Plan term or Committee action shall be deemed modified (or, if necessary, treated as void) in a manner that results in compliance with Section 162(m).

ARTICLE K -- Adjustments.

In the event of any future reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, share exchange, reclassification, distribution, spin-off, split-off or other change affecting the corporate structure, capitalization or Common Stock of the Company occurring after the date of approval of the Plan by the Company's shareholders, (i) the amount of shares authorized to be issued under the Plan; (ii) the number of shares and/or the exercise prices covered by outstanding stock options, stock appreciation rights or RSUs; and (iii) the maximum award limits set forth in Article D, Article G, Paragraph 4 and Article J, Paragraph 2(c) shall be adjusted appropriately and equitably to prevent dilution or enlargement of rights under the Plan. Following any such change, the term "Common Stock" shall be deemed to refer to such class of shares or other securities as may be applicable.

ARTICLE L -- Additional Provisions and Definitions.

1.    The Plan may not be amended without the express authority of the Committee or the Board. The Board may, at any time, repeal the Plan or may amend it except that no such amendment may amend this paragraph, increase the total aggregate number of shares subject to the Plan or the share counting ratios set forth in Article D, Paragraph 3, reduce the price at which stock options, stock appreciation rights, RSUs or shares of Common Stock may be granted or exercised, or alter the class of employees eligible to receive awards under the Plan. Participants and the Company shall be bound by any such amendments as of their effective dates, but if any outstanding stock options, stock appreciation rights, RSUs or shares of Common Stock are materially affected adversely, notice thereof shall be given to the Participants holding such stock options and stock appreciation rights and such amendments shall not be applicable without such Participant’s written consent. If the Plan is repealed in its entirety, all theretofore granted unexercised stock options or stock appreciation rights shall continue to be exercisable in accordance with their terms and RSUs, Performance Awards and shares of Common Stock subject to conditions or restrictions granted pursuant to the Plan shall continue to be subject to such conditions or restrictions.

2.    In the case of a Participant who is an employee of a subsidiary of the Company, performance under the Plan, including the granting of shares of the Company, may be by the subsidiary. Nothing in the Plan shall affect the right of the Company or any subsidiary to terminate the employment of any Participant with or without cause. None of the Participants, either individually or as a group, and no beneficiary, transferee or other person claiming under or through any Participant, shall have any right, title, or interest in any shares of the Company purchased or reserved for the purpose of the Plan except as to such shares, if any, as shall have been granted or transferred to him or her. Nothing in the Plan shall preclude the awarding or granting of shares of the Company to employees under any other plan or arrangement now or hereafter in effect.

3.    "Subsidiary" means any company in which more than fifty percent (50%) of the total combined voting power of all classes of stock is owned, directly or indirectly, by the Company or, if the company does not issue stock, more than fifty percent (50%) of the total combined ownership interest is owned, directly or indirectly, by the Company. In addition, the Board may designate for participation in the Plan as a "subsidiary," except for the granting of incentive stock options, those additional companies affiliated with the Company in which the Company's direct or indirect stock ownership is fifty percent (50%) or less of the total combined voting power of all classes of such company's stock, or, if the company does not issue stock, the Company’s direct or indirect ownership is fifty percent (50%) or less of the company’s total combined ownership interest.

4.    Notwithstanding anything to the contrary in the Plan, the following provisions shall apply in connection with a “Change in Control” (as defined in Paragraph (c) below).

(a)    Awards Assumed by Successor

(i)    Upon the occurrence of a Change in Control, any awards made under the Plan that are Assumed (as defined in Paragraph (v) below) by the entity effecting the Change in Control shall vest and be exercisable in accordance with the terms of the original grant unless, during the three (3) year period commencing on the date of the Change in Control (“Post-CIC period”):

(A)	Participant is involuntarily terminated for reasons other than for Cause (as defined in Paragraph (iii) below); or

(B)	Participant terminates his or her employment for Good Reason (as defined in Paragraph (iv) below).

(ii)    Any Participant whose employment is terminated as described in Paragraphs 4(a)(i)(A) or 4(a)(i)(B) above shall be deemed a Special Separation, and any outstanding stock options and stock appreciation rights shall become fully vested and exercisable and any restrictions that apply to awards made pursuant to the Plan shall lapse on the date of termination and provided that any Participant who terminates his or her employment for Good Reason must:

(A)    provide the Company with a written notice of his her or her intent to terminate employment for Good Reason within sixty (60) days of Participant becoming aware of the circumstances giving rise to Good Reason; and
(B)    allow the Company thirty (30) days to remedy such circumstances to the extent curable.

(iii)     Solely for purposes of this Article L, Paragraph 4 (and not for Article L, Paragraph 5), “Cause” shall mean:

(A)    Participant’s conviction of or plea of guilty or nolo contendere, or no contest to, a felony;
(B)    Participant’s violation of a material Company policy, which violation continues after written notice from the Company; or
(C)    Participant’s bad faith and/or willful failure or refusal to perform services.

(iv)     Solely for purposes of this Article L, Paragraph 4, “Good Reason” shall mean the occurrence, during the Post-CIC Period, of any of the following without Participant’s written consent, in each case, when compared to the arrangements in effect immediately prior to the Change in Control:

(A)    a material reduction in Participant’s total compensation;
(B)    a material reduction in Participant’s annual or long-term incentive opportunities (including a material adverse change in the method of calculating Participant’s annual or long-term incentives);
(C)    a material diminution in Participant’s duties, responsibilities or authority; or
(D)    a relocation of more than 50 miles from Participant’s office location.

(v)     For purposes of this Article L, Paragraph 4, an award shall be considered assumed (“Assumed”) if each of the following conditions are met:

(A)	stock options and stock appreciation rights are converted into a replacement award in a manner that complies with Section 409A of the Code;

(B)
RSUs and restricted stock awards are converted into a replacement award covering a number of shares of the entity effecting the Change in Control (or a successor or parent corporation), as determined in a manner substantially similar to the treatment of an equal number of shares of the Company common stock covered by the award; provided that to the extent that any portion of the consideration received by holders of the Company common stock in the Change Control transaction is not in the form of the common stock of such entity (or a successor or parent corporation), the number of shares covered by the replacement award shall be based on the average of the high and low selling prices of the common stock of such entity (or a successor or parent corporation) on the established stock exchange on the trading day immediately preceding the date of the Change in Control;

(C)
the replacement award contains provisions for scheduled vesting and treatment on termination of employment (including the definition of Cause and Good Reason) that are no less favorable to Participant than the underlying award being replaced, and all other terms of the replacement award (other than the security and number of shares represented by the replacement award) are substantially similar to the underlying award; and

(D)	the security represented by the replacement award is of a class that is publicly held and widely traded on an established stock exchange.

(b)    Awards Not Assumed by Successor

(i) Upon the occurrence of a Change in Control, awards under the Plan which are not Assumed by the person(s) or entity(s) effecting the Change in Control shall become fully vested and exercisable on the date of the Change in Control and any restrictions that apply to such awards shall lapse.

(ii) Stock Options and Stock Appreciation Rights. For each stock option and stock appreciation right, Participant shall receive a payment equal to the difference between the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) received by holders of Common Stock in the Change in Control transaction and the exercise price of the applicable stock option or stock appreciation right, if such difference is positive. Such payment shall be made in the same form as the consideration received by holders of Common Stock. Any stock options or stock appreciation rights with an exercise price that is higher than the per share consideration received by holders of Common Stock in connection with the Change in Control shall be cancelled for no additional consideration.

(iii) Restricted Stock and RSUs. The Participant shall receive the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) which such Participant would have received in the Change in Control transaction had he or she been, immediately prior to such transaction, a holder of the number of shares of the Common Stock equal to the number of RSUs and/or shares of restricted stock covered by the award.

(iv) The payments contemplated by clauses (ii) and (iii) of this Paragraph 4(b) shall be made at the same time as consideration is paid to the holders of the Common Stock in connection with the Change in Control.

(c)    For purposes of the Plan, a “Change in Control” shall mean the occurrence of any of the following:

(i)    An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the 1934 Act), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty percent (20%) or more of the then outstanding shares or the combined voting power of the Company's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred pursuant to this Paragraph 4(c), shares or Voting Securities which are acquired in a "Non-Control Acquisition" shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a "Related Entity"), (ii) the Company or any Related Entity, or (iii) any Person in connection with a "Non-Control Transaction" (as defined in Paragraph 4(c)(iii)(A)(1) below);
(ii) The individuals who, as of October 14, 2009 are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least half of the members of the Board; or, following a Merger (as hereinafter defined) which results in a Parent Corporation (as defined in Paragraph 4(c)(iii)(A)(1) below), the board of directors of the ultimate Parent Corporation;

provided, however, that if the election, or nomination for election by the Company's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or
(iii) The consummation of:

(A)
A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a Merger where:

(1)
the stockholders of the Company, immediately before such Merger own directly or indirectly immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger (the "Surviving Corporation") in substantially the same proportion as their ownership immediately prior to such merger if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by another Person (a "Parent Corporation"), or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation;

(2)
the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least half of the members of the board of directors of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation; and

(3)
no Person other than (1) the Company, (2) any Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such Merger was maintained by the Company or any Related Entity, or (4) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting Securities or shares, has Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation if there is no Parent Corporation, or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation;

(B)    Shareholder approval of a complete liquidation or dissolution of the Company; or

(C)
Shareholder approval of the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding shares or Voting Securities as a result of the acquisition of shares or Voting Securities by the Company which, by reducing the number of shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional shares or Voting Securities which increases the percentage of the then outstanding shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

5.    The term “Special Separation” shall mean any termination of employment that occurs prior to the time a Participant is eligible to retire, except a termination for cause or a voluntary resignation that is not initiated or encouraged by the Company. For purposes of this provision, a resignation that is in lieu of a termination for cause shall not be a Special Separation.

6.    The term “Retirement” shall mean: (a) retirement in accordance with the provisions of any appropriate retirement plan of the Company or any of its subsidiaries; or (b) termination of employment under the permanent disability provision of any retirement plan of the Company or any of its subsidiaries.

ARTICLE M -- Consent.

Every Participant who receives a stock option, stock appreciation right, RSU, or grant of shares pursuant to the Plan shall be bound by the terms and provisions of the Plan and of the stock option, stock appreciation right, RSU, or grant of shares agreement referable thereto, and the acceptance of any stock option, stock appreciation right, RSU, or grant of shares pursuant to the Plan shall constitute a binding agreement between the Participant and the Company and its subsidiaries and any successors in interest to any of them. Every Person who receives a stock option, stock appreciation right, RSU, or grant of shares from a Participant pursuant to the Plan shall, in addition to such terms and conditions as the Committee may require upon such grant, be bound by the terms and provisions of the Plan and of the stock option, stock appreciation right, RSU, or grant of shares agreement referable thereto, and the acceptance of any stock option, stock appreciation right, RSU, or grant of shares by such Person shall constitute a binding agreement between such Person and the Company and its subsidiaries and any successors in interest to any of them. The Plan shall be governed by and construed in accordance with the laws of the State of Ohio, United States of America.

ARTICLE N -- Purchase of Shares or Stock Options.

The Committee may authorize any Participant to convert cash compensation otherwise payable to such Participant into stock options, RSUs or shares of Common Stock under the Plan upon such terms and conditions as the Committee, in its discretion, shall determine. Notwithstanding the foregoing, in any such conversion the shares of Common Stock shall be valued at no less than one hundred percent (100%) of their fair market value.

ARTICLE O -- Duration of Plan.

The Plan will terminate on October 13, 2019 unless a different termination date is fixed by the shareholders or by action of the Board of Directors, but no such termination shall affect the prior rights under the Plan of the Company (or any subsidiary) or of anyone to whom stock options or stock appreciation rights were granted prior thereto or to whom shares or RSUs have been granted prior to such termination.

ARTICLE P - Compliance with Section 409A of the Internal Revenue Code.

To the extent applicable, it is intended that the Plan and any awards made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion and/or 20% additional tax provisions of Section 409A(a)(1) of the Code do not apply to the Participants.  The Plan and any awards made hereunder shall be administered in a manner consistent with this intent.  Any reference in the Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan and awards hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under the Plan and awards hereunder may not be reduced by, or set-off against, any amount owing by a Participant to the Company or any of its Affiliates.

If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, as soon as practicable after the end of such six-month period.

Notwithstanding any provision of the Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to the Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code.  In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with the Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

ADDITIONAL INFORMATION

1.	Shares Awarded as a Portion of Remuneration

Any shares of Common Stock of the Company awarded as a portion of a participant's remuneration shall be valued at not less than one hundred percent (100%) of the fair market value of the Company's Common Stock on the date of the award. These shares may be subject to such conditions or restrictions as the Committee may determine, including a requirement that the participant remain in the employ of the Company or one of its subsidiaries for a set period of time, or until retirement. Failure to abide by any applicable restriction will result in forfeiture of the shares.

2.    U.S. Tax Effects

The following explanation of the U.S. tax effects of awards under the Plan is provided for general informational purposes and is not intended as individual tax guidance for the recipients of awards. It is each recipient's responsibility to check with his or her personal tax adviser as to the tax effects and proper handling of stock options, stock appreciation rights, restricted stock, restricted stock units and Common Stock acquired. The discussion below relates specifically to the U.S. tax consequences of equity awards. In addition to U.S. tax consequences, the awards may be subject to tax by the recipient’s country of residence or citizenship at the same time or at a different time than the awards would be subject to tax by the U.S. Recipients who may be subject to tax in a non-U.S. jurisdiction should consult their personal tax advisers regarding the taxation of awards under the Plan.

Nonstatutory Stock Options

Nonstatutory stock options are not taxable to the optionee upon grant, but will result in taxable ordinary income to the optionee at the date of exercise of the option. The taxable amount will be equal to the difference between the market price of the optioned shares on the date of exercise and the option price. This amount is treated as a tax deductible expense to the Company at the time of the exercise of the option. Any appreciation in the value of the stock after the date of exercise is considered a long-term or short-term capital gain to the optionee depending on whether or not the stock was held for the appropriate holding period prior to sale.

Incentive Stock Options

Incentive Stock options are generally not taxable to the optionee upon grant or exercise if the optionee has continuously been an employee from the time the option has been granted until at least three months before it is exercised. However, the spread at exercise is an "adjustment" item for alternative minimum tax purposes.

Any gain realized on the sale or other disposition of stock acquired on exercise of an incentive stock option is considered as long-term capital gain for tax purposes if the stock has been held more than two years after the date the option was granted and more than one year after the date of exercise of the option. If the stock is disposed of within one year after exercise, the lesser of any gain on such disposition or the spread at exercise (i.e., the excess of the fair market value of the stock on the date of exercise over the option price) is treated as ordinary income, and any appreciation after the date of exercise is considered long-term or short-term capital gain to the optionee depending on the holding period prior to sale. However, the spread at exercise (even if greater than the gain on the disposition) is treated as ordinary income if the disposition is one on which a loss, if sustained, is not recognized--e.g., a gift, a "wash" sale or a sale to a related party. The amount of ordinary income recognized by the optionee is treated as a tax deductible expense to the Company. No other amount relative to an incentive stock option is a tax deductible expense to the Company.

Stock Appreciation Rights

Like nonstatutory options, stock appreciation rights are not taxable to the recipient upon grant, but result in taxable ordinary income as of the date of exercise equal to the amount paid to the recipient, i.e., the difference between the grant price and the value of the shares on the date of exercise. This amount is treated as a tax deductible expense to the Company at the time of the exercise of the stock appreciation right.

Restricted and Unrestricted Stock

Restricted stock is generally taxable as ordinary income in the first taxable year in which the recipient's rights to the stock are transferable or are not subject to a substantial risk of forfeiture, whichever is applicable. Recipients may also elect to include the income in their tax returns for the taxable year in which they receive the shares by filing an election to do so with the appropriate office of the Internal Revenue Service within 30 days of the date the shares are transferred to them.

The amount includable in income with respect to restricted stock is the fair market value of the shares as of the day the shares are transferable or not subject to a substantial risk of forfeiture, whichever is applicable; if the recipient has elected to include the income in the year in which the shares are received, the amount of income includable is the fair market value of the shares at the time of transfer.

Unrestricted stock is taxable as ordinary income when it is granted to the recipient. Dividends paid on restricted stock during the restricted period are taxable as ordinary income as paid. The Company is entitled to a deduction for restricted or unrestricted stock in the year the recipient is subject to ordinary income tax with respect to the stock.

Restricted Stock Units

Restricted stock units are generally taxable to the recipient as ordinary income when stock or cash is payable with respect to the restricted stock units, even if the restricted stock units become vested at an earlier date. The Company is generally entitled to a deduction at the time the recipient is subject to tax with respect to the grant. Dividend equivalents with respect to restricted stock units are generally accumulated and paid to the recipient when the stock or cash payable under the restricted stock units become payable, and the dividend equivalents are taxable at the time of such payment.

Section 162(m)

Under Section 162(m) of the Code, compensation paid to certain executives in excess of $1 million for any taxable year is not deductible unless an exception to such rule is applicable. Accordingly, in some circumstances the Company’s deduction with respect to awards under the Plan may be limited by Section 162(m).

The Plan is not subject to the qualification requirements of Section 401(a) of the I.R.C.

3.    Employee Retirement Income Security Act of 1974

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended.

4.    Incorporation of Certain Documents by Reference

The following documents filed by the Company with the Securities and Exchange Commission (File No. 1-434) pursuant to the 1934 Act are incorporated into this document by reference:

1.	The Company's Annual Report on Form 10-K for the most recent fiscal year ended June 30;

2.	The Company's Quarterly Report on Form 10-Q for the most recent quarter(s); and

3.
All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

The Company will provide without charge to each participant in the Plan, upon oral or written request, a copy of any or all of these documents other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. In addition, the Company will provide without charge to such participants a copy of the Company's most recent annual report to shareholders, proxy statement, and other communications distributed generally to security holders of the Company. Requests for such copies should be directed to Mr. Jay A. Ernst, Manager, Shareholder Services, The Procter & Gamble Company, P.O. Box 5572, Cincinnati, Ohio 45201, (513) 983-3413.

5.    Additional Information

Additional information about the Plan and its administrators may be obtained from Mr. E.J. Wunsch, Assistant Secretary, The Procter & Gamble Company, One Procter & Gamble Plaza, Cincinnati, Ohio 45202, (513) 983-4370.